Exhibit 99.1

For Release September 27, 2005—1:30 p.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES REVISED EARINIGS GUIDANCE FOR THE THIRD QUARTER
AND YEAR 2005

Spokane, Washington, September 27, 2005 – Sterling Financial Corporation (NASDAQ:STSA) announced today, that based on operating results of the third quarter to date, Sterling is updating its earnings outlook for the third quarter and the remainder of fiscal year 2005, to reflect slower than expected growth in loan balances and the impact of the continued flattening of the yield curve. Sterling now expects earnings for the third quarter of 2005 to be in the range of $0.38 to $0.44 per diluted share.  The Company is also revising its guidance through the end of fiscal year 2005, to an anticipated range of $1.67 to $1.77 per diluted share.

Following Sterling’s release of second-quarter results on July 25, 2005, several factors have impacted management’s outlook for the remainder of fiscal year 2005.  Although the financial results for the third quarter of 2005 will not be completed until the end of the month, management finds it prudent, at this time, to revise Sterling’s earnings guidance.

The flattening of the yield curve has resulted in loan yields coming in lower than anticipated and growth in average loan balances has been slower than expected, despite record loan originations.  This has been caused mainly by two factors.  First, late in the second quarter, in anticipation of the Bank’s charter conversion, Sterling took advantage of market conditions to change the mix of assets in its loan portfolio to be more like that of a commercial bank.  Sterling repositioned its loan portfolio, in part, by reducing the number of low yielding adjustable rate mortgage loans, which would have reduced interest margins as the Federal Reserve increased short-term interest rates.  While lending opportunities in the Pacific Northwest region have been robust, and Sterling’s increasing pipeline of loan applications reflects the improving economies throughout its four-state footprint, during the first two months of the third quarter, loan pay-offs have been much higher than anticipated, primarily in the permanent real estate segments.

The second factor is that Sterling is seeing increased liquidity at the customer level, which has resulted in delayed draw-downs on construction lending and lower advance rates on commercial lines of credit.

Sterling believes that this reflects more of a timing issue than a production issue, as it relates to our customer’s cash flow needs.

Harold Gilkey, Chairman and Chief Executive Officer commented, “The revision of earnings guidance does not affect our confidence in Sterling’s business model.  We continue to anticipate 18 to 25 percent deposit growth, on track with our expectations.  Loan production remains strong and ahead of plan in residential and commercial real estate construction lending, and in consumer lending.  Loan originations remain robust, and we expect the increase for 2005 to be approximately 20 percent higher than 2004 levels.”

In closing, Gilkey continued, “The recent charter conversion to a commercial bank marks a milestone in the evolution of Sterling Savings Bank.  The conversion provided the opportunity for Sterling Savings Bank to expand our customer relationships, and these new opportunities and capabilities have been widely accepted by our customers.  The current pipeline of pending loans in business, corporate and construction lending provides confidence for continued strength as we continue through the year. Sterling expects to deliver on its commitment to employees, customers and shareholders based on the fundamentals of what we do best – providing Hometown Helpful banking opportunities as the leader in regional community banking.”

This announcement will not affect the previous decision by Sterling to begin paying a quarterly cash dividend.  The cash dividend, payable to shareholders of record on September 30, 2005 is scheduled for payment on October 14, 2005.

Sterling Financial Corporation plans to report its third quarter results on October 24, 2005.  Management will be discussing third quarter earnings and guidance for the remainder of the year during Sterling’s Third Quarter Earnings Conference Call to be hosted October 25, 2005 at 8:00 a.m. Pacific Time.  To participate in the conference call, domestic callers should dial 517-308-9004 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-0329.  The continuous replay will be offered through November 26, 2005.

In addition, the Sterling Third Quarter 2005 Earnings Conference Call is being made available online at Sterling’s web site, www.sterlingsavingsbank.com.  To access the audio webcast presentation, click on “Investor Relations,” then click on the live audio webcast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington is a bank holding company, which owns Sterling Savings Bank.  Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association.  Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana.  Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.